EXHIBIT 4.1

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Supplemental Indenture”), dated as of April 29, 2020, between SM Energy Company, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”), to the Indenture (as defined below).  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of May 21, 2015, (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of August 12, 2016 (the “Second Supplemental Indenture” and, the Base Indenture, as supplemented by the Second Supplemental Indenture, the “Indenture” ), providing for the issuance of the Company’s 1.50% Convertible Senior Notes due 2021 (the “Notes”);

WHEREAS, pursuant to Section 10.02(l) of the Second Supplemental Indenture, the Trustee and the Company may supplement the Indenture without the consent of any holders of the Notes to irrevocably elect or eliminate one of the Settlement Methods;

WHEREAS, the Company intends to supplement the Indenture to surrender its right to elect to deliver shares of Common Stock or a combination of cash and shares of Common Stock upon conversion of any Note;

WHEREAS, after the date of this Supplemental Indenture, the Company may satisfy its Conversion Obligation solely in cash; and

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith to the Trustee, the Officers’ Certificate and Opinion of Counsel referred to in Section 10.5 of the Base Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

RELATION TO INDENTURE; GENERAL REFERENCES

SECTION 1.01    Relation to Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02    General References.  All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms “herein”, “hereof”, “hereunder” and any other words of similar import refer to this Supplemental Indenture.

ARTICLE II

AMENDMENTS

SECTION 2.01    Amendment of Section 1.02 of the Second Supplemental Indenture.  Section 1.02 of the Second Supplemental Indenture is hereby amended as follows:

(a)    The following definitions are hereby deleted in their entirety: “Cash Settlement”, “Combination Settlement”, “Daily Measurement Value”, “Daily Settlement Amount”, “Physical Settlement”, “Settlement Method”, “Settlement Notice” and “Specified Dollar Amount”.

(b)    The definition of “Reference Property” is hereby amended and restated in its entirety to read as follows:

“Reference Property” means, with respect to a Merger Event, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event.

SECTION 2.02    Amendment of Section 3.02 of the Second Supplemental Indenture.  Section 3.02 of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

Section 3.02.    Satisfaction and Discharge.      The Indenture shall upon request of the Company contained in an Officers’ Certificate cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when (a) (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.8 of the Base Indenture, as supplemented by Section 2.06 of this Second Supplemental Indenture) have been delivered to the Trustee for cancellation; or (ii) the Company has deposited with the Trustee or delivered to Holders, as applicable, after the Notes have become due and payable, whether on the Maturity Date, any Fundamental Change Repurchase Date, upon conversion or otherwise, cash, solely to satisfy the Company’s Conversion Obligation, sufficient to pay all of the outstanding Notes and all other sums due and payable under the Indenture by the Company; and (b) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent in the Indenture provided for relating to the satisfaction and discharge of the Indenture have been complied with. Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to the Trustee under Section 7.6 under the Base Indenture shall survive.

SECTION 2.03    Amendment of Section 4.04 of the Second Supplemental Indenture.  Section 4.04(e) of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

(e)    Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Fundamental Change Repurchase Price, if applicable), interest or consideration due upon conversion has become due and payable shall be paid to the Company on request of the Company contained in an Officers’ Certificate, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The Borough of Manhattan, The City of New York, notice that such money remain unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 2.04    Amendment of Section 6.07 of the Second Supplemental Indenture.  Section 6.07 of the Second Supplemental Indenture is hereby amended and restated in its entirety to read:

Section 6.07. Proceedings by Holders.    Except to enforce the right to receive payment of principal (including, if applicable, the Fundamental Change Repurchase Price) or interest when due, or the right to receive payment of the consideration due upon conversion, no Holder of any Note shall have any right by virtue of or by availing of any provision of the Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:

(a) such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;

(c) such Holders shall have offered to the Trustee such security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred therein or thereby;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and

(e) no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Holders of a majority of the aggregate principal amount of the Notes then outstanding within such 60-day period pursuant to Section 6.10, it being understood and intended, and being expressly covenanted by the Holder of every Note with every other Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of the Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.07, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of the Indenture and any provision of any Note, each Holder shall have the right to receive payment of (x) the principal (including the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in the Indenture, or to institute suit for the enforcement of any such payment.

SECTION 2.05    Amendment of Section 6.11 of the Second Supplemental Indenture.  Section 6.11 of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

Section 6.11. Notice of Defaults.        The Trustee shall, within 90 days after the occurrence and continuance of a Default of which a Responsible Officer has actual knowledge, deliver to all Holders, notice of all Defaults known to a Responsible Officer, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Fundamental Change Repurchase Price, if applicable), or accrued and unpaid interest on, any of the Notes or a Default in the payment of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if and so long as a committee of Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

SECTION 2.06    Amendment of Section 7.01 of the Second Supplemental Indenture.  Section 7.01(a) of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

(a)    [Reserved.]

SECTION 2.07    Amendment of Section 10.02 of the Second Supplemental Indenture.  Clause (l) of the first paragraph of Section 10.02 of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

(l) [Reserved];

SECTION 2.08    Amendment and Restatement of Section 14.02 of the Second Supplemental Indenture.  Section 14.02 of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

Section 14.02.    Conversion Procedure; Settlement Upon Conversion.

(a)    Subject to this Section 14.02, Section 14.03(b) and Section 14.07(a), upon conversion of any Note, the Company shall pay to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, cash (the “Settlement Amount”) as set forth in this Section 14.02.

(i)    [Reserved.]

(ii)    [Reserved.]

(iii)    [Reserved.]

(iv)    The Settlement Amount in respect of any conversion of Notes shall be computed as follows: the Company shall pay to the converting Holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the 20 consecutive Trading Days during the related Observation Period.

(v)    The Daily Conversion Values shall be determined by the Company promptly following the last day of the Observation Period. Promptly after such determination of the Daily Conversion Values, the Company shall notify the Trustee and the Conversion Agent (if other than the Trustee) of the Daily Conversion Values. The Trustee and the Conversion Agent (if other than the Trustee) shall have no responsibility for any such determination.

(b)    Before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents and (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h). The Trustee (and if different, the

Conversion Agent) shall notify the Company of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 15.03.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c)    A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Except as set forth in Section 14.03(b) and Section 14.07(a), the Company shall pay the consideration due in respect of the Conversion Obligation on the third Business Day immediately following the relevant Conversion Date, provided, if the Conversion Date is after the Regular Record Date for the last Interest Payment Date, such payment will occur on the Maturity Date, or on the third Business Day immediately following the last Trading Day of the Observation Period.

(d)    In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e)    Nothing herein shall preclude any tax withholding required by law or regulations.

(f)    [Reserved.]

(g)    Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(h)    Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted; provided that no such payment shall be required (1) for conversions following the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (3) to the extent of any Defaulted Amounts, if any Defaulted Amounts exists at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record on the Regular Record Date immediately preceding the Maturity Date shall receive the full interest payment due on the Maturity Date in cash regardless of whether their Notes have been converted following such Regular Record Date.

(i)    Upon a conversion of Notes, such Person who has converted such Notes shall no longer be a Holder of such Notes surrendered for conversion.

(j)    [Reserved.]

SECTION 2.09    Amendment of Section 14.03 of the Second Supplemental Indenture.  Section 14.03(b) of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

(b)    Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change pursuant to Section 14.01(b)(iii), the Company shall satisfy the related Conversion Obligation in accordance with Section 14.02; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the Stock Price for the transaction and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate (including any adjustment for Additional Shares), multiplied by such Stock Price. In such event, the Conversion Obligation shall be paid to Holders in cash on the third Business Day following the Conversion Date. The Company shall notify the Holders of Notes of the Effective Date of any Make-Whole Fundamental Change and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date.

SECTION 2.10    Amendment of Section 14.04 of the Second Supplemental Indenture.  Section 14.04 of the Second Supplemental Indenture is hereby amended as set forth below.

(a)    The fourth paragraph of Section 14.04(b) of the Second Supplemental Indenture is hereby amended and restated in its entirety to read:

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that, for any Trading Day that falls within the relevant Observation Period for such conversion and within the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and such Trading Day in determining the Conversion Rate as of such Trading Day. If the Ex-Dividend Date of the Spin-Off is after the 10th Trading Day immediately preceding, and including, the end of any Observation Period in respect of a conversion of Notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Observation Period. If any dividend or distribution in connection with a Spin-Off is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)    The second paragraph of Section 14.04(e) of the Second Supplemental Indenture is hereby amended and restated in its entirety to read:

The increase to the Conversion Rate under this Section 14.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for any Trading Day that falls within the relevant Observation Period for such conversion and within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading

Days as have elapsed between the expiration date of such tender or exchange offer and such Trading Day in determining the Conversion Rate as of such Trading Day. In addition, if the Trading Day next succeeding the date such tender or exchange offer expires is after the 10th Trading Day immediately preceding, and including, the end of any Observation Period in respect of a conversion of Notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date such tender or exchange offer expires to, and including, the last Trading Day of such Observation Period.

(c)    The Section 14.04(f) of the Indenture is hereby amended and restated in its entirety to read:

(f)     [Reserved].

SECTION 2.11    Amendment and Restatement of Section 14.05 of the Second Supplemental Indenture.  Section 14.05 of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

Section 14.05. Adjustments of Prices.     Whenever any provision of the Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs or the Daily Conversion Values over a span of multiple days (including an Observation Period and the period for determining the Stock Price for purposes of a Make-Whole Fundamental Change), the Board of Directors shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices, the Daily VWAPs or the Daily Conversion Values are to be calculated.

SECTION 2.12    Amendment and Restatement of Section 14.06 of the Indenture.  Section 14.06 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 14.06.    [Reserved.]

SECTION 2.13    Amendment of Section 14.07 of the Second Supplemental Indenture.  Section 14.07 of the Second Supplemental Indenture is hereby amended as set forth below.

(a)    The first paragraph of Section 14.07(a) of the Second Supplemental Indenture is hereby amended and restated in its entirety to read:

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination),

(ii) any consolidation, merger, combination or similar transaction involving the Company,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety or

(iv) any statutory share exchange, in each case,

as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.02(g) providing for the conversion and settlement of the Notes as set forth in this

Indenture; provided, however, (A) the Daily VWAP shall be calculated based on the value of a unit of Reference Property and (B) references to Common Stock under Section 14.01(b)(i), Section 14.01 (b)(ii) and Section 14.01(b)(iv) shall be deemed to refer to a unit of Reference Property.

(b)    Section 14.07(c) of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

(c)    The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 14.07. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash, as set forth in Section 14.01 and Section 14.02 prior to the effective date of such Merger Event.

SECTION 2.14    Amendment and Restatement of Section 14.08 of the Second Supplemental Indenture.  Section 14.08 of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

Section 14.08.    [Reserved.]

SECTION 2.15    Amendment of and restatement Section 14.09 of the Second Supplemental Indenture.  Section 14.09 of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

Section 14.09.    Responsibility of Trustee.    The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the amount of any cash that may at any time be paid upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to transfer any cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 14.07 relating either to the amount of cash receivable by Holders upon the conversion of their Notes after any event referred to in such Section 14.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.1 of the Base Indenture, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 14.01(b) has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Trustee and the Conversion Agent the notices referred to in Section 14.01(b) with respect to the commencement or termination of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely, and the Company agrees to deliver such notices to the Trustee and the Conversion Agent immediately after the occurrence of any such event or at such other times as shall be provided for in Section 14.01(b).

SECTION 2.16    Amendment of Section 14.11 of the Second Supplemental Indenture.  Section 14.11 of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

Section 14.11.    Stockholder Rights Plans.  If the Company has a stockholder rights plan and if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 14.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

SECTION 2.17    Amendment of Section 17.15 of the Second Supplemental Indenture.  Section 17.15 of the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

Section 17.15. Calculations.    Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, the Daily VWAPs, the Daily Conversion Values, accrued interest payable on the Notes and the Conversion Rate of the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.

SECTION 2.18    Amendment of Exhibit A of the Second Supplemental Indenture.  Exhibit A to the Second Supplemental Indenture is hereby amended to delete all references to the following phrases:

“, shares of Common Stock of the Company or a combination of cash and shares of Common Stock, as applicable”;

“, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable,”; and

“or shares of Common Stock, as the case may be”.

SECTION 2.19    Amendment of Attachment 1 to Exhibit A of the Second Supplemental Indenture.  Attachment 1 to Exhibit A to the Second Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

To: [ ]

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated, into cash in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any portion of this Note not converted is to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.02(d) of the Second Supplemental Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution
(banks, stock brokers, savings and loan associations and credit unions)
with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if
Notes to be delivered, other than to and in the name of the registered holder.

Fill in for registration of Notes if to
be delivered, other than to and in the
name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Principal amount to be converted (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

SECTION 2.20    Effect of Amendments.  The Notes are hereby amended to be consistent with the other amendments to the Indenture effected by this Supplemental Indenture.  The parties hereto hereby agree that the Company shall not be required under Section 10.04 of the Base Indenture to issue a new Global Note reflecting the terms amended in accordance with this Supplemental Indenture, but that the existing Global Note shall be deemed automatically amended to reflect the terms so amended.  The parties further agree that any Notes issued after the date hereof shall reflect the terms of the Indenture as amended by this Supplemental Indenture and any subsequent amendments or supplemental indentures.

ARTICLE III

MISCELLANEOUS

SECTION 3.01    Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE.

SECTION 3.02    Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.03    Purpose.  For the avoidance of doubt, the sole purpose, intent and effect of this Supplemental Indenture is to eliminate the Company’s right to elect to deliver shares of Common Stock or a combination of cash and shares of Common Stock upon conversion of any Note, and this Supplemental Indenture shall be construed consistently therewith.

SECTION 3.04    Severability. In the event any provision in this Supplemental Indenture or in the Notes as amended by this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 3.05    Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 3.06    Successors. All the agreements of the Company and Trustee contained in this Supplemental Indenture shall bind each of their successors and assigns whether so expressed or not.

SECTION 3.07    Effect of Headings.  The article and section headings herein have been inserted for convenience of reference only and are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

SM ENERGY COMPANY

By:	/s/ A. WADE PURSELL
	Name:	A. Wade Pursell
	Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ MICHAEL MCGUIRE
	Name:	Michael McGuire
	Title:	Vice President

[Signature Page to Supplemental Indenture]